Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Century Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.01 per share	—	—	—	—	—	—	—	—
Carry Forward Securities	Equity	Preferred Stock, par value $0.01 per share	—	—	—	—	—	—	—	—
Carry Forward Securities	Equity	Warrants	—	—	—	—	—	—	—	—
Carry Forward Securities	Equity	Units	—	—	—	—	—	—	—	—
Carry Forward Securities	Equity	—	415(a)(6)	—	$771,481,594	—	S-3ASR	333-257612	July 1, 2021	$89,646
	Total Offering Amounts				$771,481,594	—
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due					$0

(1)	Securities registered hereunder may be sold separately, together, or as units with other securities registered hereunder.
(2)
An unspecified and indeterminate aggregate initial offering price and number or amount of the securities of each identified class of securities of Century Communities, Inc. is being registered for possible sale and issuance from time to time at currently indeterminate prices, and as may be issuable upon conversion, redemption, repurchase, exchange or exercise of, or, in accordance with Rule 416 under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), pursuant to any applicable anti-dilution provisions with respect to, any securities registered hereunder.  The proposed maximum offering price per security will be determined from time to time by the registrant in connection with, and at the time of, the offering by the registrant of any such securities registered hereby.  Separate consideration may or may not be received for securities that are issuable upon conversion, exchange or exercise of other securities.

(3)
In accordance with Rule 415(a)(6) under the Securities Act, this registration statement carries over $771,481,594 of unsold securities previously registered under the registrant’s automatic shelf registration statement on Form S-3 (Registration No. 333-257612), filed with the U.S. Securities and Exchange Commission on July 1, 2021 (which we refer to as the “Prior Registration Statement”), and the registrant hereby offsets any registration fee that may be due under this registration statement by the amount of the registration fee (which we refer to as the “Previously Paid Registration Fee”) associated with the $771,481,594 of unsold securities previously registered under the Prior Registration Statement.  Except with respect to the Previously Paid Registration Fee, which is being carried over to this registration statement, the registrant is deferring payment of the registration fee required in connection with this registration statement, and will pay any additional registration fees subsequently in advance or on a “pay-as-you-go” basis, in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.  Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the effectiveness of this registration statement.